Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida  33772

(727) 471-0444 Telephone

(727) 471-0447 Facsimile

www.huntlawgrp.com

Reply to:

cjh@huntlawgrp.com

June 11, 2008

Mr. Joe Tyszko, Chairman,

Board of Directors

RJS Development, Inc.

696 First Avenue North, Suite 203

St. Petersburg, FL 33701

Re:

Registration Statement on Form S-1 for RJS Development, Inc.

Dear Mr. Tyszko:

You have requested our opinion, as counsel for RJS Development, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, regarding the legality of the 18,375,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company which are being registered in the Registration Statement.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.

Articles of Incorporation and amendments thereto;

2.

Bylaws;

3.

Resolutions of the Board of Directors authorizing the issuance of the Shares; and

4.

Such other documents and records as we have deemed relevant in connection with this opinion.

In rendering this opinion, we have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and

Mr. Joe Tyszko, Chairman

Re:  RJS Development, Inc.

June 11, 2008

directors of the Company as we have deemed necessary for purposes of expressing the opinions set forth herein.  We have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing our opinion.

We have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law.  This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

It is our opinion that each issued and outstanding share of Common Stock registered pursuant to the Registration Statement is legally issued, fully paid, and non-assessable under Florida law.  This opinion letter opines upon Florida law including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our law firm under the caption “Legal Matters” in the Registration Statement.  In doing so, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/:  Clifford J. Hunt

Clifford J. Hunt, Esquire